EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Chris Barnes, Media Relations               Lynn Schweinfurth, Investor Relations
                (972) 770-4967, (972) 770-4959                                   (972) 770-7228

BRINKER INTERNATIONAL REPORTS

FOURTH QUARTER FISCAL 2005 EARNINGS

DALLAS (Aug. 11, 2005) - Brinker International, Inc. (NYSE: EAT), reported net income of $49.8 million, or $0.55 diluted earnings per share, including certain charges and gains, for the company's fourth quarter ended June 29, 2005. Exclusive of the charges and gains, diluted earnings per share grew 8 percent to $0.71. For the same quarter of fiscal 2004, which had an additional operating week, the company reported net income of $63.7 million, or $0.62 diluted earnings per share, including restructuring charges. Exclusive of the restructuring charges, fiscal 2004 fourth quarter diluted earnings per share were $0.66.

As previously reported in the May sales release, the company recorded a $15.9 million charge related to the correction of accounting policies associated with the accrual of vacation and utilities and a $6.6 million tax benefit resulting from a correction of the company's deferred tax liabilities.  Additionally, the company recorded a $6.6 million charge resulting from the decision to close 15 restaurants and a $1.9 million gain resulting from the sale of all three Corner Bakery Cafe commissaries.

Excluding the aforementioned after-tax charges and gains, net income and diluted earnings per share for the fourth quarter would have been as follows:

	Fourth Quarter FY '05 (in millions, except per share amounts)
	Net Income	Diluted EPS
As reported	$ 49.8	$ 0.55
Utility and vacation correction	15.9	0.18
Deferred tax liability correction	(6.6)	(0.07)
Store closure charge	6.6	0.07
Gain on sale of commissaries	(1.9)	(0.02)
As Adjusted	$ 63.8	$ 0.71

Other results for the fourth quarter and fiscal year 2005 included:

  The company and its franchisees opened 44 restaurants in the fourth quarter, bringing the total to 151 new restaurants in fiscal 2005.
  Brinker reported revenues for the 13-week period of $1,042.1 million, an increase of 2.3 percent compared with $1,018.2 million reported for the 14-week period of fiscal 2004, or an increase of 10.4 percent excluding revenues of $73.9 million for the additional operating week in fourth quarter fiscal 2004.  These revenue gains were primarily driven by new restaurant development and a 3.7 percent increase in comparable store sales for all Brinker concepts.
  For the four reported brands, quarterly comparable store sales increased 4.2 percent at Chili's, 0.9 percent at Macaroni Grill, 4.4 percent at On the Border and 2.8 percent at Maggiano's.
  Brinker reported revenues for the 52 weeks of fiscal 2005 of $3,912.9 million, an increase of 5.5 percent compared with $3,707.5 million for the 53 weeks of fiscal 2004, or an increase of 7.7 percent excluding revenues of $73.9 million for the additional operating week in fourth quarter fiscal 2004.  These revenue gains were primarily driven by new restaurant development and a 2.5 percent increase in comparable store sales for all Brinker concepts.
  For the four reported brands, fiscal 2005 comparable store sales increased 2.9 percent at Chili's, decreased 1.2 percent at Macaroni Grill, increased 5.6 percent at On the Border and increased 3.2 percent at Maggiano's.
  Net income for fiscal 2005 was $160.2 million or $1.73 diluted earnings per share, including charges and gains. Exclusive of the charges and gains, earnings per diluted share were $2.12.
  The company repurchased approximately 214,000 shares during the fourth quarter, bringing the total for fiscal 2005 to 5.0 million shares.  At the end of the quarter, approximately $125.1 million was available under the company's share repurchase authorizations.

June and July 2005 Comparable Store Sales

For the four-week period ending June 29, 2005, comparable store sales increased 1.6 percent. June comparable store sales for the company and the four reported brands were as follows:

	June FY '05	June FY '04
Brinker	1.6%	1.7%
Chili's	0.9%	2.4%
Macaroni Grill	1.2%	-1.6%
On The Border	2.1%	4.9%
Maggiano's	2.6%	-0.8%

June price increases and product mix-shifts for Brinker and the four reported brands were as follows:

	Price Increase	Product Mix-Shift
Brinker	3.1%	1.2%
Chili's	3.5%	1.7%
Macaroni Grill	2.1%	0.3%
On The Border	1.8%	-0.1%
Maggiano's	1.7%	0.0%

For the five-week period ended August 3, 2005, comparable store sales increased 3.5 percent. July comparable store sales for the company and the four reported brands were as follows:

	July FY '06	July FY '05
Brinker	3.5%	2.6%
Chili's	5.4%	2.4%
Macaroni Grill	-1.3%	0.4%
On The Border	0.4%	9.7%
Maggiano's	1.6%	0.1%

July price increases and product mix-shifts for Brinker and the four reported brands were as follows:

	Price Increase	Product Mix-Shift
Brinker	2.6%	1.7%
Chili's	2.9%	2.7%
Macaroni Grill	2.2%	-0.1%
On The Border	1.8%	-1.0%
Maggiano's	1.5%	0.7%

First Quarter and Full Fiscal Year 2006 Forecast

The company's initial estimate for its first quarter fiscal 2006 earnings per diluted share is $0.45 to $0.47, excluding equity-based compensation expense. Equity-based compensation expense for the first quarter is estimated to be approximately $10.4 million ($8.1 million after-tax), resulting in earnings per diluted share of $0.36 to $0.38.   This assumes comparable store sales of 3 to 4 percent and weighted average shares of 91 to 92 million.

The company anticipates full-year fiscal 2006 earnings per diluted share to be $2.40 to $2.46, excluding equity-based compensation expense. Equity-based compensation expense for the year is estimated to be approximately $31.0 to $33.0 million  ($24.0 to $26.0 million after-tax), resulting in earnings per diluted share of $2.08 to $2.16. This assumes comparable store sales of 3 to 4 percent and weighted average shares of 90 to 91 million.

The first quarter and full year guidance excludes gains and charges.

August sales results will be published on September 8, 2005, after the market closes. Investors and interested parties are invited to listen to today's conference call, as management will provide further details of the quarter and an outlook for future periods. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Aug. 11). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on September 7, 2005.

At the end of the fourth quarter of fiscal 2005, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,588 restaurants under the names Chili's Grill & Bar (1,074 units), Romano's Macaroni Grill (235 units), Maggiano's Little Italy (33 units), On The Border Mexican Grill & Cantina (135 units), Corner Bakery Cafe (90 units), and Rockfish Seafood Grill (21 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its growth plan, acts of God, governmental regulations, and inflation.

# # #

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ 1,042,050	$ 1,018,176	$ 3,912,850	$ 3,707,486

Operating Costs and Expenses:
Cost of sales	292,039	283,846	1,100,842	1,024,724
Restaurant expenses (a)	581,422	543,793	2,180,239	2,030,044
Depreciation and amortization	48,745	45,846	190,889	178,879
General and administrative (b)	43,002	43,892	156,151	153,231
Restructure charges and other impairments	10,673	5,702	63,422	74,237
Total operating costs and expenses	975,881	923,079	3,691,543	3,461,115

Operating income	66,169	95,097	221,307	246,371

Interest expense	5,221	2,630	25,368	11,603
Other, net	(86)	(231)	1,526	1,742

Income before provision for income taxes	61,034	92,698	194,413	233,026
Provision for income taxes (c)	11,271	29,018	34,194	82,108

Net income	$ 49,763	$ 63,680	$ 160,219	$ 150,918

Basic net income per share	$ 0.56	$ 0.67	$ 1.81	$ 1.57

Diluted net income per share	$ 0.55	$ 0.62	$ 1.73	$ 1.48

Basic weighted average
shares outstanding	88,746	94,854	88,530	96,072

Diluted weighted average
shares outstanding	90,062	104,606	94,229	105,739

a)       Current year restaurant expenses include:

  A $3.0 million gain recorded in the fourth quarter as a result of the sale of three commissaries.
  A $24.3 million charge recorded in the fourth quarter as a result of a correction in accounting policies associated with accruals of vacation and utilities.
  A $2.0 million gain recorded in the third quarter as a result of the sale of five Chili's to a franchise partner.
  A $17.3 million charge recorded in the second quarter related to the IRS resolution announced in December 2004.
  A $3.8 million gain recorded in the first quarter as a result of the sale of nine Chili's to a franchise partner.

Prior year restaurant expenses include:

  A $2.4 million gain recorded in the second quarter as a result of the sale of four Chili's to a franchise partner and the sale of one real estate property.

b)   Current year general and administrative expenses include a $1.1 million charge recorded in the fourth quarter as a result of a correction in accounting policies associated with accruals of vacation and utilities.

c)   Current year-to-date provision for income taxes includes a $16.9 million benefit related to the IRS settlement and a $6.6 million tax benefit recorded in the fourth quarter associated with the correction of deferred tax liabilities.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 29,	June 30,
	2005	2004
	(Unaudited)
ASSETS
Total current assets	$ 240,179	$ 400,920
Net property and equipment	1,708,165	1,613,884
Total other assets	207,780	239,620
Total assets	$ 2,156,124	$ 2,254,424

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 419,917	$ 379,162
Long-term debt, less current installments	406,505	639,291
Other liabilities	229,420	225,549
Total shareholders' equity	1,100,282	1,010,422
Total liabilities and shareholders' equity	$ 2,156,124	$ 2,254,424

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	Fourth Quarter Fiscal 2005	Fourth Quarter Fiscal 2005	Total Units	Projected Openings
	Mar. 30, 2005	Openings	Sales/Closings	June 29, 2005	Fiscal 2006

Company-Owned Units:
Chili's	793	25	(7)	811	97-100
Macaroni Grill	219	4	(3)	220	6-7
Maggiano's	33	-	-	33	4-5
On The Border	115	4	(2)	117	6-8
Corner Bakery	84	4	(1)	87	7-9
	1,244	37	(13)	1,268	120-129

JV/Franchise Units:
Chili's	258	5	-	263	25-30
Macaroni Grill	13	2	-	15	4-5
On The Border	18	-	-	18	3-4
Corner Bakery	3	-	-	3	0-1
Rockfish	21	-	-	21	-
	313	7	-	320	32-40

Total Units:
Chili's	1,051	30	(7)	1,074	122-130
Macaroni Grill	232	6	(3)	235	10-12
Maggiano's	33	-	-	33	4-5
On The Border	133	4	(2)	135	9-12
Corner Bakery	87	4	(1)	90	7-10
Rockfish	21	-	-	21	0
	1,557	44	(13)	1,588	152-169

FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240